Exhibit 10.3

SANCHEZ ENERGY CORPORATION

THIRD AMENDED AND RESTATED 2011 LONG TERM INCENTIVE PLAN

PHANTOM STOCK AGREEMENT

Participant: Howard J. Thill

Address: 1000 Main Street, Suite 3000, Houston, Texas 77002

Number of Phantom Shares: 175,000

Date of Grant: October 10, 2016

Vesting of Phantom Shares:	Vesting Date	Vested %
	October 10, 2017	33 1/3%
	October 10, 2018	33 1/3%
	October 10, 2019	33 1/3%
Total: 100%

Sanchez Energy Corporation, a Delaware corporation (the “Company”), hereby grants to the Participant, pursuant to the provisions of the Sanchez Energy Corporation Third Amended and Restated 2011 Long Term Incentive Plan, as amended from time to time in accordance with its terms (the “Plan”), an award (this “Award”) pursuant to Section 6(b) of the Plan of shares of Phantom Stock (the “Phantom Shares”), effective as of the “Date of Grant” as set forth above, upon and subject to the terms and conditions set forth in this Phantom Stock Agreement (this “Agreement”) and in the Plan, which are incorporated herein by reference.  Each Phantom Share subject to this Award represents a notional share granted under the Plan that upon vesting and settlement would entitle the Participant to receive an amount of cash equal to the Fair Market Value of one Common Share as of the applicable Vesting Date (as defined below). The Phantom Shares will be credited to a separate account maintained for the Participant on the books of the Company (the “Account”) and will vest and be settled in accordance with Section 3 below.  Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings assigned to them in the Plan.

1.             EFFECT OF THE PLAN. The Phantom Shares granted to Participant are subject to all of the provisions of the Plan and this Agreement, together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Participant, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to Participant hereunder, and this Award shall be subject, without further action by the Company or Participant, to such amendment, modification, restatement or supplement unless provided otherwise therein.

2.             VESTING SCHEDULE; SERVICE REQUIREMENT. Except as otherwise accelerated by the Committee, a portion of the Phantom Shares shall vest during Participant’s continued service with the Company or an Affiliate  (including Participant’s services for the Company pursuant to the Services Agreement, dated as of December 19, 2011, by and between Sanchez Oil & Gas Corporation and the Company) (“Continuous Service”) on each “Vesting Date” set forth above (each, a “Vesting Date”), in each case, as set forth on the first page of this Agreement under the heading “Vesting of Phantom Shares,” as follows:

(a)           thirty-three and one-third percent (33 1/3%) of the Phantom Shares will vest on the first Vesting Date;

(b)           an additional thirty-three and one-third percent (33 1/3%) of the Phantom Shares will vest on the second Vesting Date; and

(c)           an additional thirty-three and one-third percent (33 1/3%) of the Phantom Shares will vest on the third Vesting Date.

Phantom Shares that have vested pursuant to this Agreement are referred to herein as “Vested Phantom Shares” and Phantom Shares that have not yet vested pursuant to this Agreement are referred to herein as “Unvested Phantom Shares.” If an installment of the vesting would result in a fractional Vested Phantom Share, such installment will be rounded to the next lower Phantom Share except the final installment, which will be for the balance of the Phantom Shares.

3.             SETTLEMENT.  Subject to Section 2 above and Section 9 below, with respect to the Vested Phantom Shares that become vested as of a given Vesting Date, the Company shall pay to the Participant an amount of cash equal to (x) the Fair Market Value of one Common Share as of the Vesting Date multiplied by (y) the aggregate number of the Phantom Shares that become vested on the applicable Vesting Date on the thirtieth (30th) day following the applicable Vesting Date (such date, the “Settlement Date”) and upon settlement, such Vested Phantom Shares will cease to be credited to the Account.

4.             CONDITIONS OF FORFEITURE. Upon any termination of Participant’s Continuous Service (the “Termination Date”) for Participant’s voluntary resignation or termination by the Company for Cause, before all of the Phantom Shares become Vested Phantom Shares, all Unvested Phantom Shares as of the Termination Date shall, without further action of any kind by the Company or Participant, be forfeited.

For purposes of this Agreement, “Cause” shall mean a termination of Participant’s Continuous Service by the Company due to Participant’s (i) commission of, conviction for, plea of guilty or nolo contendere to a felony, or other material act or omission involving dishonesty or fraud, (ii) gross negligence or willful malfeasance, or (iii) Participant’s continued failure to substantially perform his job duties for the Company.

5.             NON-TRANSFERABILITY. Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise encumber or dispose of any of the Phantom Shares, or any right or interest therein, by operation of law or otherwise, except only with respect to a transfer of title effected pursuant to Participant’s will or the laws of descent and distribution following Participant’s death. References to Participant, to the extent relevant in the context, shall include references to authorized transferees. Any transfer in violation of this Section 5 shall be void and of no force or effect, and shall result in the immediate forfeiture of all Phantom Shares.

6.             DIVIDEND EQUIVALENTS AND VOTING RIGHTS. The Participant shall not be deemed for any purpose to be the owner of the Common Shares underlying the Phantom Shares subject to the Award, other than with respect to the Participant’s right to receive payment upon vesting and settlement of the Phantom Shares pursuant to Section 3 above.  The Participant acknowledges and agrees that, with respect to each Phantom Share credited to the Account, the Participant has no voting rights with respect to the Company.  If the Company pays a cash dividend on its outstanding Common Shares for which the Record Date (for purposes of this Agreement, the “Record Date” is the date on which shareholders of record are determined for purposes of paying the cash dividend on Common Shares) occurs after the Date of Grant and prior to the Settlement Date, the Participant shall receive a lump sum cash payment on the applicable Settlement Date equal to the aggregate amount of the ordinary cash dividends paid by the Company on a single Common Share multiplied by the number of Phantom Shares awarded under this Agreement that are both (x) unvested and unpaid as of each applicable Record Date and (y) settled upon such Settlement Date.

7.             CAPITAL ADJUSTMENTS AND CORPORATE EVENTS. If, from time to time during the term of this Agreement, there is any capital adjustment affecting the outstanding Common Shares as a class without the Company’s receipt of consideration, the Unvested Phantom Shares shall be adjusted in accordance with the provisions of Section 4(c) of the Plan. Any and all new, substituted or additional securities that become subject to the Award hereunder because of a capital adjustment shall be immediately subject to the forfeiture provisions of this Agreement and included thereafter as “Unvested Phantom Shares” for purposes of this Agreement.

8.             GENERAL ASSETS.  All amounts credited to the Participant’s Account under this Agreement shall continue for all purposes to be part of the general assets of the Company.  The Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.

9.             TAX MATTERS.

(a)           The Company’s obligation to pay amounts to Participant upon the vesting and settlement of the Phantom Shares shall be subject to the satisfaction of any and all applicable federal, state and local income and/or employment tax withholding requirements (the “Required Withholding”) and the Company shall withhold from any payment due to the Participant such amount necessary to satisfy Participant’s Required Withholding.

(b)           Participant acknowledges that the tax consequences associated with this Award are complex and that the Company has urged Participant to review with Participant’s own tax advisors the federal, state, and local tax consequences of this Award. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of the Award.

10.          ENTIRE AGREEMENT; GOVERNING LAW. The Plan and this Agreement constitute the entire agreement of the Company and Participant (collectively, the “Parties”) with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof. If there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern. Nothing in the Plan and this Agreement (except as expressly provided therein or herein) is intended to confer any rights or remedies on any person other than the Parties. The Plan and this Agreement are to be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to any choice-of-law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the Parties. Should any provision of the Plan or this Agreement relating to the subject matter hereof be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

11.          INTERPRETIVE MATTERS. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and vice versa. The term “include” or “including” does not denote or imply any limitation. The captions and headings used in this Agreement are inserted for convenience and shall not be deemed a part of this Award or this Agreement for construction or interpretation.

12.          NATURE OF PAYMENTS. Any and all payments in respect of Phantom Shares hereunder shall constitute special incentive payments to Participant and shall not be taken into account in computing the amount of salary or compensation of Participant for the purpose of determining any retirement, death or other benefits under (a) any retirement, bonus, life insurance or other employee benefit plan of the Company, or (b) any agreement between the Company and Participant, except as such plan or agreement shall otherwise expressly provide.

13.          AMENDMENT; WAIVER. This Agreement may be amended or modified only by means of a written document or documents signed by the Company and Participant. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board or by the Committee. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

14.          NOTICE. Any notice or other communication required or permitted hereunder shall be given in writing and shall be deemed given, effective, and received upon prepaid delivery in person or by courier or upon the earlier of delivery or the third business day after deposit in the United States mail if sent by certified mail, with postage and fees prepaid, addressed to the other Party at its address as shown beneath its signature in this Agreement, or to such other address as such Party may designate in writing from time to time by notice to the other Party in accordance with this Section 14.

15.          SECTION 409A.  Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A of the Code.  Notwithstanding the foregoing, none of the Company, its Affiliates, officers, directors, employees, or agents guarantees that this Agreement complies with, or is exempt from, the requirements of Section 409A of the Code and none of the foregoing shall have any liability for the failure of this Agreement to comply with, or be exempt from, such requirements.

[signature page follows]

SANCHEZ ENERGY CORPORATION

By:	/s/ Gregory B. Kopel
Title:	Gregory B. Kopel - SVP & GC
Address:	1000 Main Street, Suite 3000
Houston, TX 77002

PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE PHANTOM SHARES SUBJECT TO THIS AWARD SHALL VEST AND BECOME SETTLED, IF AT ALL, ONLY DURING THE PERIOD OF PARTICIPANT’S CONTINUOUS SERVICE OR AS OTHERWISE PROVIDED IN THIS AGREEMENT (NOT THROUGH THE ACT OF BEING GRANTED THIS AWARD). PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT OR THE PLAN SHALL CONFER UPON PARTICIPANT ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF PARTICIPANT’S CONTINUOUS SERVICE. Participant acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all of the terms and provisions hereof and thereof. Participant has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of tax and legal counsel prior to executing this Agreement, and fully understands all provisions of this Agreement and the Plan. Participant hereby agrees that all disputes arising out of or relating to this Agreement and the Plan shall be resolved in accordance with the Plan. Participant further agrees to notify the Company upon any change in the address for notice indicated in this Agreement.

DATED:	10/11/2016	SIGNED:	/s/ Howard J. Thill
PARTICIPANT

		Address:	1000 Main Street, Suite 3000
Houston, TX 77002